EXHIBIT 99.1

Puradyn Releases 2016 2nd Quarter Unaudited Financial Results

Boynton Beach, FL – August 11, 2016 - Puradyn Filter Technologies Incorporated (OTCQB: PFTI), the global bypass oil filtration system manufacturer, today reported unaudited results of operations for the second fiscal quarter ended June 30, 2016.

Net sales for the three months ended June 30, 2016 were $578,688 compared to $519,700 for the same period in 2015, an increase of 11%.  Net sales for the six-month period ended June 30, 2016 were $1,016,874 compared to $1,226,329 for the same time period in 2015, a decrease of 17%.

The Company reported a net loss of $306,913 or ($0.01) per share, basic and diluted, for the three months ended June 30, 2016, compared to a net loss of $322,159 or ($0.01) per share, basic and diluted, for the same period in 2015; and a net loss of $721,970 or ($0.01) per share, basic and diluted, for the six months ended June 30, 2016, compared to a net loss of $588,142 or ($0.01) for the same period in 2015.  Basic and diluted weighted average shares used in the calculations for all of the 2016 and 2015 period were 48,683,135 shares.

Loss from operations for the three months ended June 30, 2016 decreased by $32,912, or 13%, as compared to the same period in 2015.  Gross profit, as a percentage of sales, decreased slightly by 1%; from 29% in the second quarter of 2015 to 28% in the second quarter of 2016.  Loss from operations for the six months ended June 30, 2016 increased by $97,205, or 22%, as compared to the same period in 2015.  Gross profit, as a percentage of sales, decreased by 6%, from 34% in the six months ended June 30 of 2015 to 28% in the six months ended June 30, 2016.

Kevin G. Kroger, President and COO, noted, “Sales of our product line showed an increase in the second quarter of 2016 but they were not as strong as hoped.  However, with oil prices stabilizing, oil drilling rig count on the increase since late May 2016, and the contribution of DNOW toward our continued efforts to introduce our product to the industry worldwide, we remain cautiously optimistic regarding our continued growth through the remainder of 2016.”

The Company’s quarterly report on Form 10-Q is available from the SEC website at http://www.sec.gov or the Investor Relations sections of the Company’s website at http://www.puradyn.com.

About Puradyn Filter Technologies (www.puradyn.com)

Puradyn designs, manufactures and markets puraDYN® Oil Filtration Systems, the most effective bypass oil filtration products available for internal combustion engines, transmissions and hydraulic applications. Puradyn bypass filtration systems continuously clean lubricating oil and replenish base additives to maintain oil viscosity and safely and significantly extend oil change intervals and engine life. Effective for internal combustion engines, transmissions and hydraulic applications, Puradyn’s patented, environmentally-conscious solutions deliver rapid return on investment by reducing oil consumption, maintenance and overhaul costs and engine downtime, while also protecting high-value engine assets. Puradyn filtration systems have been deployed on thousands of engines around the world and were also selected by the US Department of Energy for a three-year study of the performance and cost benefits of bypass oil filtration.

Safe Harbor for Forward-Looking Statements

Statements in this press release, which are not historical data, are forward-looking statements which involve known and unknown risks, uncertainties or other factors not under the company’s control, including but not limited to our history of losses and uncertainty that we will be able to continue as a going concern, our ability to generate net sales in an amount to pay our operating expenses, our need for additional financing and uncertainties related to our ability to obtain these funds, our reliance on sales to a limited number of customers, our dependence on a limited number of distributors, our ability to compete, our ability to protect our intellectual property, and the application of penny stock rules to the trading in our stock, among others which may cause actual results, performance or achievements of the company to be materially different from the results, performance or other expectations implied by these forward-looking statements. These risk factors include but are not limited to those detailed in the company’s periodic filings with the SEC. Puradyn disclaims any responsibility to update any of the forward looking statements contained in this release.

Puradyn Filter Technologies Incorporated

Condensed Consolidated Statements of Operations

For the Three Months and Six Months Ended June 30, 2016 and 2015

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2016	2015	2016	2015

Net sales	$578,688	$519,700	$1,016,874	$1,226,329
Cost of products sold	419,095	369,906	735,915	810,929
Gross Profit	159,593	149,794	280,959	415,400

Costs and expenses:
Salaries and wages	217,075	207,455	454,366	433,057
Selling and administrative	159,859	192,592	373,135	431,680
Total operating costs	376,934	400,047	827,501	864,737
Loss from operations	(217,341)	(250,253)	(546,542)	(449,337)

Other income (expense):
Interest expense	(89,572)	(71,906)	(175,428)	(138,805)
Total other expense, net	(89,572)	(71,906)	(175,428)	(138,805)
Loss before income taxes	(306,913)	(322,159)	(721,970)	(588,142)
Income tax expense	—	—	—	—

Net loss	$(306,913)	$(322,159)	$(721,970)	$(588,142)

Basic and diluted loss per common share	$(.01)	$(.01)	$(.01)	$(.01)

Weighted average common shares outstanding (basic and diluted)	48,683,135	48,683,135	48,683,135	48,683,135

#   #   #

Company Contact:

Puradyn Filter Technologies, Inc.

Kathryn Morris

866 PURADYN (787 2396) or 561 547 9499

kmorris@puradyn.com